Exhibit 23.1         Consent of Independent Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dated: _____________, 2009

To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of _______________, 2009 on the audited financial statements of CHINA HINON BIOTECH, INC. as of June 15, 2009, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
Fort Lee, NJ 07024